Exhibit 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 15, 2002 (except for notes 2 and 13, as to which the date is April 11, 2002) accompanying the financial statements of ePHONE Telecom, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2001 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP


Vienna, Virginia
June 27, 2002